S&P Global Reports First Quarter Results

Strong execution drives positive year-over-year reported revenue growth

Accelerating innovation evidenced by two new commercially available AI-powered Kensho products

Company is providing GAAP guidance and affirming non-GAAP adjusted revenue growth, operating margin, and EPS guidance

$500 million ASR executed, with additional $1 billion ASR expected to launch in coming weeks

Divestiture of Engineering Solutions expected to close on May 2, 2023

New York, NY, April 27, 2023 – S&P Global (NYSE: SPGI) today reported first quarter 2023 results with reported revenue of $3.16 billion, an increase of 32% compared to the same period last year, primarily due to the inclusion of IHS Markit businesses, partially offset by declines in Ratings revenue. GAAP net income decreased 36% to $795 million and GAAP diluted earnings per share decreased 45% to $2.47 primarily due to the gain on sale of CUSIP in the first quarter of 2022, and the increase in shares outstanding as a result of the merger with IHS Markit.

Reported revenue increased 3% compared to pro forma revenue from the first quarter of 2022, or 4% on a constant-currency basis. Adjusted net income remained relatively unchanged at $1,013 million compared to non-GAAP pro forma adjusted net income. Adjusted diluted earnings per share increased 9% to $3.15 compared to non-GAAP pro forma adjusted diluted earnings per share primarily due to an 8% decrease in pro forma fully diluted shares outstanding. Currency positively impacted adjusted diluted EPS by $0.03. The largest non-core adjustments to earnings in the first quarter of 2023 were for integration costs and lease impairments.

“We continued to invest during the first quarter to meet the needs of customers while driving our growth and innovation,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “We have powerful competitive advantages in differentiated data and proprietary technology, and we are excited to see new products coming to market at an accelerated pace, while our broader team continues to execute and deliver strong financial results.”

The Company also released two additional AI-Powered products in the first quarter - Kensho Classify and Kensho Extract. Both are commercially available now through the S&P Global Marketplace.

Important note on the presentation of financial results and guidance: GAAP financials and guidance are presented to reflect the close of the merger with IHS Markit, and the inclusion of its financial results, as of March 1, 2022. Adjusted financial information, including adjustments to pro forma GAAP financial information and guidance are presented on a pro forma basis as if the merger had closed on January 1, 2021, to facilitate year-over-year comparisons. Non-GAAP pro forma adjusted financials also exclude the contribution of divested businesses from all presented periods.

Profit Margin: The Company’s reported operating profit margin decreased 4,300 basis points to 36.2% due to the gain on the sale of CUSIP in the first quarter of 2022, as well as the inclusion of IHS Markit, and declines in Ratings revenue. Adjusted operating profit margin increased 100 basis points to 46.2% compared to non-GAAP pro forma adjusted operating profit margin primarily due to revenue growth and merger-related cost synergies.

Return of Capital: In 2023, through the first quarter, the Company returned $790 million to shareholders through a combination of $500 million in the form of an accelerated share repurchase (ASR) agreement and $290 million in cash dividends. The Company expects to launch an additional $1 billion ASR in the coming weeks, utilizing proceeds from the expected divestiture of Engineering Solutions and cash on hand.

Market Intelligence: Reported revenue increased 47% to $1.07 billion in the first quarter of 2023 driven primarily by the inclusion of IHS Markit revenue, and increased 5% compared to pro forma revenue led by growth in Data & Advisory Solutions, as well as Credit & Risk Solutions. Reported operating profit decreased to $229 million from the prior year and by $1.24 billion compared to pro forma results in the year-ago period, with operating profit margin decreasing 18,330 basis points to 21.4% due to the inclusion of IHS Markit, and a gain on the sale of CUSIP in the year-ago period. Adjusted operating profit increased 16% to $343 million compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin increased 300 basis points to 32.0% compared to non-GAAP pro forma adjusted operating profit margin driven by revenue growth, merger-related cost synergies, and lower occupancy costs, partially offset by increases in compensation expense, cloud spend, and T&E expense.

Ratings: Reported revenue decreased 5% to $824 million in the first quarter of 2023. Transaction revenue decreased 6% to $379 million compared to pro forma revenue. Transaction revenue was negatively impacted by a year-over-year decrease in debt issuance. Non-transaction revenue decreased 4% to $445 million compared to pro forma revenue due primarily to lower initial Issuer Credit Rating (ICR) revenue, Rating Evaluation Services (RES) revenue, and unfavorable FX, partially offset by growth at CRISIL. Excluding FX, non-transaction revenue would have decreased 2% year-over-year.

Reported operating profit decreased 7% to $477 million from prior year and decreased 6% compared to pro forma operating profit. Operating profit margin decreased 110 basis points to 57.8% compared to the first quarter of 2022. Adjusted operating profit decreased 6% to $480 million compared to non-GAAP pro forma adjusted operating profit, and adjusted operating profit margin decreased 80 basis points to 58.3% compared to non-GAAP pro forma adjusted operating profit margin. Lower margins were driven by decreased revenue and higher compensation expense, partially offset by lower occupancy costs and outside services expenses.

Commodity Insights: Reported revenue increased 40% to $508 million compared to the first quarter of 2022, primarily driven by the inclusion of IHS Markit, and increased 9% compared to pro forma revenue driven primarily by Advisory & Transactional Services, as well as strength in Price Assessments and Energy & Resources Data & Insights. Reported operating profit increased 18% to $187 million compared to the prior year and increased 15% to $187 million compared to pro forma operating profit while operating profit margin decreased 680 basis points to 36.7% compared to the prior year primarily due to the inclusion of IHS Markit. Adjusted operating profit increased 17% to $234 million compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin increased 310 basis points to 46.1% compared to non-GAAP pro forma adjusted operating profit margin. Margins were driven by increased revenue and merger-related synergies, partially offset by higher event costs from the annual CERAWeek conference.

Mobility: Reported revenue was $358 million in the first quarter of 2023 and increased 212% compared to the first quarter of 2022. Reported revenue increased 10% to $358 million in the first quarter of 2023 compared to pro forma revenue with growth driven by continued new business growth in CARFAX, strong recall activity, and growth within our Planning Solutions products. Reported operating profit in the first quarter was $64 million and operating profit margin was 18.0%, and increased 19% compared to pro forma operating profit. Adjusted operating profit increased 14% to $140 million compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin increased 130 basis points to 39.1% compared to non-GAAP pro forma adjusted operating profit margin. Revenue growth combined with lower incentive compensation expense to drive margin expansion, partially offset by software and cloud expense growth.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% non-controlling interest is removed in net income attributable to non-controlling interests.

Reported revenue increased 6% to $341 million in the first quarter of 2023, primarily due to the inclusion of IHS Markit and increased 1% compared to pro forma revenue driven by strong growth in exchange-traded derivatives, mostly offset by declines in asset-linked fees.

Reported operating profit increased 6% to $238 million and increased 7% compared to pro forma operating profit. Operating profit margin increased 30 basis points to 69.7%. Adjusted operating profit increased 4% to $245 million compared to non-GAAP pro forma adjusted operating profit. Adjusted operating profit margin improved 250 basis points to 71.8% compared to non-GAAP pro forma adjusted operating profit margin, driven by a 7% year-over-year decrease in adjusted expenses due to merger-related synergies, lower bad debt expense, and the timing of discretionary spend, partially offset by continued strategic investments. Operating profit attributable to the Company increased 8% to $177 million. Adjusted pro forma operating profit attributable to the Company increased 5% to $184 million.

Engineering Solutions: Reported revenue was $100 million in the first quarter of 2023 and increased 202% compared to the first quarter of 2022. Reported revenue increased 2% compared to pro forma revenue in the year-ago period, with subscription growth partially offset by the absence of a Boiler Pressure Vessel Code (BPVC) release in 2022, as the most recent edition was released in 3Q21. Reported operating profit in the first quarter was $14 million and operating profit margin was 14.6%. Adjusted operating profit decreased 10% to $16 million compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin decreased 210 basis points to 16.2% compared to non-GAAP pro forma adjusted operating profit margin, with margin declines driven by increased personnel costs and the timing of royalty expenses.

Update on Timing of Divestiture: As previously announced, the Company has entered into an agreement with KKR to divest the Engineering Solutions division. The Company now expects that divestiture to close on May 2, 2023. Both GAAP and adjusted financial guidance for 2023 now reflects that expectation. Original guidance assumed a close date of June 30, 2023.

Corporate Unallocated Expense: Reported Corporate Unallocated Expense of $79 million compares to $512 million of reported Corporate Unallocated Expense in the prior period, and $178 million of pro forma Corporate Unallocated Expense. Adjusted Corporate Unallocated Expense was $26 million in the first quarter of 2023 compared to non-GAAP pro forma adjusted corporate unallocated expense of $21 million in the first quarter of 2022. Adjusted Corporate Unallocated Expense increased from a year ago, driven by lower benefit from corporate actions and increased Kensho investments.

Provision for Income Taxes: The Company’s effective tax rate (excluding taxes in relation to earnings of unconsolidated subsidiaries) was 18.2% in the first quarter of 2023 compared to 30.5% in the same period last year. This is due to a tax charge on merger-related divestitures and deal-related deductible costs. The adjusted effective tax rate (excluding taxes in relation to earnings of unconsolidated subsidiaries) increased to 21.0% compared to a non-GAAP pro forma adjusted effective tax rate of 20.1% in the same period last year, as a result of fluctuating discrete adjustments. The Company’s effective tax rate may fluctuate from quarter to quarter due to the timing of these discrete tax adjustments.

Balance Sheet and Cash Flow: Cash, cash equivalents, and restricted cash at the end of the first quarter were $1.4 billion. In the first three months of 2023, cash provided by operating activities was $594 million, cash used for investing activities was $253 million, and cash used for financing activities was $230 million. Free cash flow in the first three months of 2023 was $488 million, an increase of $337 million compared to the same period in 2022 and non-GAAP pro forma adjusted free cash flow excluding certain items was $662 million.

Outlook: The Company is introducing GAAP guidance and updating non-GAAP adjusted guidance for 2023 to reflect the results of the first quarter, our most recent views on the macro-economic and geopolitical environment, and the updated timing of the Engineering Solutions divestiture. 2023 GAAP reported revenue is expected to increase 10% to 12%, based on 12 months of contribution from IHS Markit in 2023 versus 10 months of contribution in 2022. GAAP diluted EPS is expected to be in a range of $8.65 to $8.85.

The Company is providing non-GAAP adjusted guidance that excludes merger expenses, and amortization of intangibles related to acquisitions. Non-GAAP adjusted guidance is provided to reflect expected financial results for the full year, with growth rate guidance presented relative to non-GAAP pro forma adjusted measures for fiscal 2022, assuming the merger with IHS Markit (and associated divestitures) had closed on January 1, 2021. Revenue is still expected to increase in the range of 4% to 6% relative to pro forma revenue and non-GAAP pro forma adjusted revenue in fiscal 2022. Non-GAAP adjusted diluted EPS is still expected in the range of $12.35 to $12.55. Non-GAAP adjusted free cash flow excluding certain items is now expected to be in the range of $4.2 to $4.3 billion, compared to prior guidance of $4.3 to $4.4 billion. This guidance range has been reduced by approximately $100 million, primarily reflecting our current estimate of the net 2023 cash tax impact of the Internal Revenue Code ("IRC") Section 174 requirement to capitalize research and development costs.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). Company financial results are also presented on an as-reported basis, and on a pro forma basis as if the merger had closed on January 1, 2021, for periods including fiscal year 2022, and all other year-to-date periods that include the three months ended March 31, 2022; the pro forma basis agrees to the Company’s previously filed unaudited pro forma combined condensed financial information presented in accordance with Article 11 of Regulation S-X. The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted net income and non-GAAP pro forma adjusted net income; adjusted operating profit and margin and non-GAAP pro forma adjusted operating profit and margin; adjusted Corporate Unallocated expense and non-GAAP pro forma adjusted Corporate Unallocated expense; non-GAAP pro forma adjusted other expense (income), net; adjusted interest expense, net and non-GAAP pro forma adjusted interest expense, net; adjusted provision for income taxes and non-GAAP pro forma adjusted provision for income taxes; adjusted effective tax rate and non-GAAP pro forma adjusted effective tax rate; adjusted diluted EPS and non-GAAP pro forma adjusted diluted EPS; adjusted net income attributable to SPGI and non-GAAP pro forma adjusted net income attributable to SPGI; free cash flow and non-GAAP pro forma adjusted free cash flow excluding certain items; adjusted Indices net operating profit and non-GAAP pro forma adjusted Indices net operating profit; non-GAAP adjusted revenue growth guidance; non-GAAP adjusted free cash flow excluding certain items guidance; non-GAAP adjusted diluted EPS guidance. Growth rates presented with respect to non-GAAP measures for the three months ended March 31, 2023 are compared to the corresponding non-GAAP pro forma adjusted measure for the three months ended March 31, 2022. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7, and 8. Reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward-looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward-looking non-GAAP financial measures are not available without unreasonable effort.

The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow, non-GAAP pro forma adjusted free cash flow excluding certain items and non-GAAP adjusted free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow, non-GAAP pro forma adjusted free cash flow excluding certain items, and non-GAAP adjusted free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the first quarter 2023 earnings results on a conference call scheduled for today, April 27, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 26, 2023. U.S. participants may call (800) 944-1822; international participants may call +1 (203) 369-3872 (long-distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about the completed merger (the “Merger”) between a subsidiary of the Company and IHS Markit Ltd. (“IHS Markit”), which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪worldwide economic, financial, political, and regulatory conditions (including slower GDP growth or recession, instability in the banking sector and inflation), and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., COVID-19), geopolitical uncertainty (including military conflict), and conditions that may result from legislative, regulatory, trade and policy changes;
▪the volatility and health of debt, equity, commodities and energy markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, indices and other services;
▪our ability to attract, incentivize and retain key employees, especially in a competitive business environment;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment in Europe, the United States and elsewhere around the globe affecting each of our business divisions and the products our business divisions offer, and our compliance therewith;
▪the ability of the Company to implement its plans, forecasts and other expectations with respect to IHS Markit’s business and realize expected synergies;

▪business disruption following the Merger;
▪the Company’s ability to meet expectations regarding the accounting and tax treatments of the Merger;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation of the Company’s customers, suppliers or competitors;
▪the introduction of competing products or technologies by other companies;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the impact of customer cost-cutting pressures;
▪a decline in the demand for our products and services by our customers and other market participants;
▪the ability of the Company, and its third-party service providers, to maintain adequate physical and technological infrastructure;
▪the Company’s ability to successfully recover from a disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, outbreak of pandemic or contagious diseases, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event;
▪the level of merger and acquisition activity in the United States and abroad;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and
▪the impact of changes in applicable tax or accounting requirements on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors, in our most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through ESG and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Investor Relations: http://investor.spglobal.com

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Contact:
Investor Relations:
Mark Grant
Senior Vice President, Investor Relations
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Ola Fadahunsi
Communications
Tel: +1 (332) 210-9935
ola.fadahunsi@spglobal.com

Christopher Krantz
Communications
Tel: +44 7976 632 638
christopher.krantz@spglobal.com

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three months ended March 31, 2023 and 2022
(dollars in millions, except per share data)

(unaudited)	2023	2022	% Change

Revenue	$3,160	$2,389	32%
Expenses	2,080	1,844	13%
Gain on dispositions	(50)	(1,344)	(96)%
Equity in income on unconsolidated subsidiaries	(14)	(3)	N/M
Operating profit	1,144	1,892	(40)%
Other expense (income), net	11	(49)	N/M
Interest expense, net	85	57	51%
Loss on extinguishment of debt, net	—	17	N/M
Income before taxes on income	1,048	1,867	(44)%
Provision for taxes on income	188	568	(67)%
Net income	860	1,299	(34)%
Less: net income attributable to noncontrolling interests	(65)	(64)	(2)%
Net income attributable to S&P Global Inc.	$795	$1,235	(36)%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$2.47	$4.49	(45)%
Diluted	$2.47	$4.47	(45)%

Weighted-average number of common shares outstanding:
Basic	321.3	275.2
Diluted	322.1	276.3

Actual shares outstanding at period end	320.8	339.9

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
March 31, 2023 and December 31, 2022
(dollars in millions)

(unaudited)	March 31,	December 31,
	2023	2022

Assets:
Cash, cash equivalents, and restricted cash	$1,405	$1,287
Other current assets	3,104	3,082
Assets of a business held for sale [1]	1,313	1,298
Total current assets	5,822	5,667
Property and equipment, net	281	297
Right of use assets	422	423
Goodwill and other intangible assets, net	52,985	52,851
Equity investments in unconsolidated subsidiaries	1,750	1,752
Other non-current assets	764	794
Total assets	$62,024	$61,784

Liabilities and Equity:
Short-term debt	$936	$226
Unearned revenue	3,175	3,126
Other current liabilities	2,031	2,413
Liabilities of a business held for sale [1]	252	234
Long-term debt	10,727	10,730
Lease liabilities — non-current	566	577
Deferred tax liability — non-current	3,906	4,065
Pension, other postretirement benefits and other non-current liabilities	659	669
Total liabilities	22,252	22,040
Redeemable noncontrolling interest	3,402	3,267
Total equity	36,370	36,477
Total liabilities and equity	$62,024	$61,784

1 Includes Engineering Solutions.

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2023 and 2022
(dollars in millions)

(unaudited)	2023	2022

Operating Activities:
Net income	$860	$1,299
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	25	26
Amortization of intangibles	262	111
Deferred income taxes	(167)	(53)
Stock-based compensation	46	94
Gain on dispositions	(50)	(1,344)
Loss on extinguishment of debt, net	—	17
Other	18	17
Net changes in other operating assets and liabilities	(400)	55
Cash provided by operating activities	594	222

Investing Activities:
Capital expenditures	(28)	(16)
Acquisitions, net of cash acquired	(272)	295
Proceeds from dispositions	50	2,618
Changes in short-term investments	(3)	4
Cash (used for) provided by investing activities	(253)	2,901

Financing Activities:
Additions to (payments on) short-term debt, net	710	(219)
Proceeds from issuance of senior notes, net	—	5,395
Payments on senior notes	—	(3,074)
Dividends paid to shareholders	(290)	(186)
Distributions to noncontrolling interest holders, net	(78)	(55)
Repurchase of treasury shares	(500)	(7,003)
Exercise of stock options, employee withholding tax on share-based payments, and other	(72)	(63)
Cash used for financing activities	(230)	(5,205)
Effect of exchange rate changes on cash	7	(16)
Net change in cash, cash equivalents, and restricted cash	118	(2,098)
Cash, cash equivalents, and restricted cash at beginning of period	1,287	6,505
Cash, cash equivalents, and restricted cash at end of period	$1,405	$4,407

Exhibit 4

S&P Global
Operating Results by Segment
Three months ended March 31, 2023 and 2022
(dollars in millions)

(unaudited)	Revenue
	2023	2022	% Change

Market Intelligence	$1,071	$727	47%
Ratings	824	868	(5)%
Commodity Insights	508	363	40%
Mobility	358	115	N/M
Indices	341	322	6%
Engineering Solutions	100	33	N/M
Intersegment Elimination	(42)	(39)	(9)%
Total revenue	$3,160	$2,389	32%

	Expenses
	2023	2022	% Change

Market Intelligence (a)	$842	$(762)	N/M
Ratings (b)	347	357	(3)%
Commodity Insights (c)	321	205	57%
Mobility (d)	294	97	N/M
Indices (e)	103	98	5%
Engineering Solutions (f)	86	32	N/M
Corporate Unallocated expense (g)	79	512	(85)%
Equity in Income on Unconsolidated Subsidiaries (h)	(14)	(3)	N/M
Intersegment Elimination	(42)	(39)	(9)%
Total expenses	$2,016	$497	N/M

	Operating Profit

	2023	2022	% Change
Market Intelligence (a)	$229	$1,489	(85)%
Ratings (b)	477	511	(7)%
Commodity Insights (c)	187	158	18%
Mobility (d)	64	18	N/M
Indices (e)	238	224	6%
Engineering Solutions (f)	14	1	N/M
Total reportable segments	1,209	2,401	(50)%
Corporate Unallocated expense (g)	(79)	(512)	85%
Equity in Income on Unconsolidated Subsidiaries (h)	14	3	N/M
Total operating profit	$1,144	$1,892	(40)%

N/M - Represents a change equal to or in excess of 100% or not meaningful
(a) 2023 includes a gain on dispositions of $46 million, IHS Markit merger costs of $13 million, and employee severance charges of $6 million. 2022 includes a gain on disposition of $1.3 billion, employee severance charges of $18 million, and acquisition-related costs of $2 million. 2023 and 2022 include amortization of intangibles from acquisitions of $141 million and $64 million, respectively.
(b) 2023 and 2022 includes employee severance charges of $1 million and $5 million, respectively. 2023 and 2022 include amortization of intangibles from acquisitions of $2 million.
(c)    2023 includes IHS Markit merger costs of $13 million and employee severance charges of $2 million. 2022 includes employee severance charges of $7 million and acquisition-related costs of $2 million. 2023 and 2022 include amortization of intangibles from acquisitions of $33 million and $13 million, respectively.

Exhibit 4

(d)    2023 includes IHS Markit merger costs of $1 million and acquisition-related costs of $1 million. 2022 includes acquisition-related costs of $1 million. 2023 and 2022 include amortization of intangibles from acquisitions of $74 million and $24 million, respectively.
(e)    2023 includes a gain on disposition of $4 million, employee severance charges of $1 million and IHS Markit merger costs of $1 million. 2022 includes employee severance charges of $2 million. 2023 and 2022 include amortization of intangibles from acquisitions of $9 million and $4 million, respectively.
(f)    2022 includes employee severance charges of $1 million. 2023 and 2022 include amortization of intangibles from acquisitions of $2 million and $4 million, respectively.
(g)    2023 includes IHS Markit merger costs of $37 million, disposition-related costs of $13 million, employee severance charges of $1 million, and acquisition-related costs of $1 million. 2022 includes IHS Markit merger costs of $230 million, a S&P Foundation grant of $200 million, employee severance charges of $46 million, acquisition-related costs of $11 million and lease impairments of $5 million. 2023 includes amortization of intangibles from acquisitions of $1 million.
(h)    2023 and 2022 include amortization of intangibles from acquisitions of $14 million.

Exhibit 5
S&P Global
Operating Results - Non-GAAP Financial Information
Three months ended March 31, 2023 and 2022
(dollars in millions, except per share amounts)
Adjusted Operating Profit/Non-GAAP Pro Forma Adjusted Operating Profit

(unaudited)		2023	2022	% Change
Market Intelligence	Operating profit/Pro forma operating profit *	$229	$1,473	(84)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (a)	(27)	(1,242)
	Deal-related amortization/Pro forma deal-related amortization	141	64
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$343	$295	16%

Ratings	Operating profit/Pro forma operating profit *	$477	$506	(6)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (b)	1	5
	Deal-related amortization/Pro forma deal-related amortization	2	2
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$480	$513	(6)%

Commodity Insights	Operating profit/Pro forma operating profit *	$187	$163	15%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (c)	14	24
	Deal-related amortization/Pro forma deal-related amortization	33	13
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$234	$200	17%

Mobility	Operating profit/Pro forma operating profit *	$64	$54	19%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (d)	2	44
	Deal-related amortization/Pro forma deal-related amortization	74	24
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$140	$122	14%

Indices	Operating profit/Pro forma operating profit *	$238	$223	7%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (e)	(2)	8
	Deal-related amortization/Pro forma deal-related amortization	9	4
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$245	$235	4%

Engineering Solutions	Operating profit/Pro forma operating profit *	$14	$6	N/M
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (f)	—	8
	Deal-related amortization	2	4
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$16	$18	(10)%

Exhibit 5

(unaudited)		2023	2022	% Change

Total Segments	Operating profit/Pro forma operating profit *	$1,209	$2,425	(50)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization)	(11)	(1,153)
	Deal-related amortization	260	111
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,458	$1,383	5%

Corporate Unallocated Expense	Corporate unallocated expense /Pro forma corporate unallocated expense *	$(79)	$(178)	(56)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (g)	52	157
	Deal-related amortization	1	—
	Adjusted corporate unallocated expense/Non-GAAP pro forma adjusted unallocated expense *	$(26)	$(21)	(21)%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries /Pro forma equity in income on unconsolidated subsidiaries *	$14	$12	17%
	Deal-related amortization	14	14
	Adjusted equity in income on unconsolidated subsidiaries/Non-GAAP pro forma adjusted equity in income on unconsolidated subsidiaries*	$28	$26	6%

Total SPGI	Operating profit/Pro forma operating profit *	$1,144	$2,259	(49)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (a) (b) (c)(d) (e) (f) (g)	41	(996)
	Deal-related amortization	275	125
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,460	$1,388	5%

Other Expense (Income), Net/Non-GAAP Pro Forma Adjusted Other Expense (Income), Net

(unaudited)	2023	2022	% Change

Other expense (income), net/Pro forma other expense (income), net *	$11	$(45)	N/M
Other expense (income), net/Non-GAAP pro forma adjusted other expense (income), net *	$11	$(45)	N/M

Adjusted Interest Expense, Net/Non-GAAP Pro Forma Adjusted Interest Expense, Net

(unaudited)	2023	2022	% Change

Interest expense, net/Pro forma interest expense, net *	$85	$122	(30)%
Pro forma non-GAAP adjustments (h)	7	(31)
Adjusted interest expense, net/Non-GAAP pro forma adjusted interest expense, net *	$92	$91	1%

Exhibit 5
Adjusted Provision for Income Taxes/Non-GAAP Pro Forma Adjusted Provision for Income Taxes

(unaudited)	2023	2022	% Change

Provision for income taxes/Pro forma provision for income taxes *	$188	$588	(68)%
Pro forma non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g) (h) (i) (j)	24	(351)
Deal-related amortization	66	27
Adjusted provision for income taxes/Non-GAAP pro forma adjusted provision for income taxes *	$279	$264	6%

Adjusted Effective Tax Rate/Non-GAAP Pro Forma Adjusted Effective Tax Rate

(unaudited)	2023	2022	% Change

Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,460	$1,388	5%
Other expense (income), net/Non-GAAP pro forma adjusted other expense (income), net *	11	(45)
Adjusted interest expense, net/Non-GAAP pro forma adjusted interest expense, net *	92	91
Adjusted income before taxes on income/Non-GAAP pro forma adjusted income before taxes on income *	$1,357	$1,342	1%
Adjusted provision for income taxes/Non-GAAP pro forma adjusted provision for income taxes *	$279	$264
Adjusted effective tax rate/Non-GAAP pro forma adjusted effective tax rate 1 *	20.5%	19.7%

1 The adjusted effective tax rate is calculated by dividing provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries in the first quarter of 2023 and 2022 was 21.0% and 20.1%, respectively.

Adjusted Net Income attributable to SPGI and Diluted EPS /Non-GAAP Pro Forma Adjusted Net Income attributable to SPGI and Diluted EPS

	2023		2022		% Change
(unaudited)	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

Reported/Pro forma *	$795	$2.47	$1,530	$4.36	(48)%	(43)%
Adjusted non-GAAP adjustments/Pro forma non-GAAP adjustments	9	0.03	(614)	(1.75)
Adjusted deal-related amortization/Pro forma deal-related amortization	209	0.65	98	0.28
Adjusted/Non-GAAP pro forma adjusted *	$1,013	$3.15	$1,014	$2.89	—%	9%

N/M - Represents a change equal to or in excess of 100% or not meaningful
* - The three months ended March 31, 2022 include non-GAAP pro forma adjusted measures. For pro forma to Non-GAAP pro forma adjusted reconciliations refer to Exhibit 99.2 of the current report on Form 8-K furnished on April 27, 2023.
Note - Totals presented may not sum due to rounding.
Note - Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility, Indices, and Engineering Solutions was 32%, 58%, 46%, 39%, 72%, and 16% for the three months ended March 31, 2023. Adjusted operating profit margin for the Company was 46% for the three months ended March 31, 2023. Adjusted operating profit margin is calculated as adjusted operating profit divided by adjusted revenue.

(a)     2023 includes a gain on dispositions of $46 million ($34 million after-tax), IHS Markit merger costs of $13 million ($10 million after-tax), and employee severance charges of $6 million ($4 million after-tax). 2022 includes a gain on disposition of $1.3 billion ($1 billion after-tax), employee severance charges of $18 million ($14 million after-tax) and acquisition-related costs of $2 million ($2 million after-tax).
(b)    2023 and 2022 includes employee severance charges of $1 million ($1 million after-tax) and $5 million ($4 million after-tax), respectively.

Exhibit 5
(c)    2023 includes IHS Markit merger costs of $13 million ($9 million after-tax) and employee severance charges of $2 million ($1 million after-tax). 2022 includes employee severance charges of $7 million ($5 million after-tax) and acquisition-related costs of $2 million ($2 million after-tax).
(d)    2023 includes IHS Markit merger costs of $1 million (less than $1 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax). 2022 includes acquisition-related costs of $1 million ($1 million after-tax).
(e)    2023 includes a gain on disposition of $4 million ($3 million after-tax), employee severance charges of $1 million ($1 million after-tax), and IHS Markit merger costs of $1 million ($1 million after-tax). 2022 includes employee severance charges of $2 million ($2 million after-tax).
(f)    2022 includes employee severance charges of $1 million ($1 million after-tax).
(g)    2023 includes IHS Markit merger costs of $37 million ($28 million after-tax), disposition-related costs of $13 million ($10 million after-tax), employee severance charges of $1 million ($1 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax). 2022 includes IHS Markit merger costs of $230 million ($190 million after-tax), a S&P Foundation grant of $200 million ($151 million after-tax), employee severance charges of $46 million ($35 million after-tax), acquisition-related costs of $11 million ($8 million after-tax) and lease impairments of $5 million ($4 million after-tax).
(h)    2023 includes a premium amortization benefit of $7 million ($5 million after-tax).
(i)    2022 includes a loss on the extinguishment of debt of $17 million ($13 million after-tax).
(j)    2023 includes a tax benefit of $16 million associated with a disposition. 2022 includes tax expense of $108 million associated with a gain on disposition and tax expense of $8 million due to annualized effective tax rate differences for GAAP.

Exhibit 6
S&P Global
Revenue Information
Three months ended March 31, 2023 and 2022
(dollars in millions)
Revenue/Pro Forma Revenue

(unaudited)		2023	2022	% Change

Market Intelligence	Revenue/Pro forma revenue *	$1,071	$1,019	5%

Ratings	Revenue/Pro forma revenue *	$824	$868	(5)%

Commodity Insights	Revenue/Pro forma revenue *	$508	$466	9%

Mobility	Revenue/Pro forma revenue *	$358	$324	10%

Indices	Revenue/Pro forma revenue *	$341	$339	1%

Engineering Solutions	Revenue/Pro forma revenue *	$100	$98	2%

Intersegment Elimination	Revenue/Pro forma revenue *	$(42)	$(42)	(2)%

Total SPGI	Revenue/Pro forma revenue *	$3,160	$3,072	3%

Revenue/Pro Forma Revenue by Type

(unaudited)	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change
Market Intelligence	$890	$849	5%	$56	$49	14%	$—	$—	N/M
Ratings	—	—	N/M	379	404	(6)%	445	464	(4)%
Commodity Insights	409	384	6%	80	62	29%	—	—	N/M
Mobility	281	253	11%	77	71	8%	—	—	N/M
Indices	66	66	—%	—	—	N/M	—	—	N/M
Engineering Solutions	94	89	6%	6	9	(34)%	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(42)	(42)	(2)%
Revenue/Pro forma revenue *	$1,740	$1,641	6%	$598	$595	—%	$403	$423	(5)%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$125	$121	3%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	19	19	—%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	210	222	(6)%	65	50	30%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Revenue/Pro forma revenue *	$210	$222	(6)%	$84	$69	22%	$125	$121	3%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - Totals presented may not sum due to rounding.
* - The three months ended March 31, 2022 include pro forma measures.

Exhibit 6

(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products and software term licenses, and Mobility's core information products.
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three months ended March 31, 2023 and 2022
(dollars in millions)
 Computation of Free Cash Flow and Non-GAAP Pro Forma Adjusted Free Cash Flow Excluding Certain Items

(unaudited)	2023	2022
Cash provided by operating activities	$594	$222
Capital expenditures	(28)	(16)
Distributions to noncontrolling interest holders, net	(78)	(55)
Free cash flow	$488	$151
IHS Markit merger costs	174	275
S&P Foundation grant	—	200
Debt financing derivative	—	85
IHS Markit operating cash outflow prior to acquisition	—	(15)
Russia suspension costs	—	5
Non-GAAP pro forma adjusted free cash flow excluding certain items	$662	$701

Adjusted Indices Net Operating Profit/Non-GAAP Pro Forma Adjusted Indices Net Operating Profit

(unaudited)	2023	2022	% Change
Adjusted Indices operating profit/Non-GAAP pro forma adjusted Indices operating profit *	$245	$235	4%
Less: adjusted income attributable to NCI	61	59
Adjusted Indices net operating profit/Non-GAAP pro forma adjusted Indices net operating profit *	$184	$176	5%

* - The three months ended March 31, 2022 include non-GAAP pro forma adjusted measures. For pro forma to Non-GAAP pro forma adjusted reconciliations refer to Exhibit 99.2 of the current report on Form 8-K furnished on April 27, 2023.

Exhibit 8
S&P Global
 Non-GAAP Guidance

Reconciliation of 2023 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$8.65	$8.85
Deal-related amortization	2.64	2.64
IHS Markit merger costs	0.69	0.69
Loss on dispositions	0.18	0.18
Tax rate	0.19	0.19
Non-GAAP adjusted diluted EPS	$12.35	$12.55